Exhibit 99

For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888 Fax: 978-988-0659 Email: Shane_OConnor@UniFirst.com

January 3, 2019
CONTACT: Shane O’Connor, Senior Vice President & CFO

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL 2019 AND BOARD OF DIRECTORS AUTHORIZES $100.0 MILLION SHARE REPURCHASE PROGRAM

Wilmington, MA (January 3, 2019) -- UniFirst Corporation (NYSE: UNF) today announced results for its first quarter which ended November 24, 2018. Revenues for the quarter were $438.6 million, up 5.5% from $415.8 million in the comparable prior year period. Operating income in the first quarter of fiscal 2019 was $50.4 million compared to $51.9 million in the prior year. Net income in the quarter increased to $38.3 million ($1.99 per diluted share) from $34.2 million ($1.67 per diluted share) in the first quarter of fiscal 2018.

The Company's operating income and net income in the quarter benefited from a $3.0 million pre-tax gain ($0.11 per diluted share) from the settlement of environmental litigation. In addition, the Company's net income also benefited from a tax rate in the first quarter of fiscal 2019 of 26.2% compared to 35.5% in the prior year period primarily due to the positive impact of the recent U.S. tax reform.

Steven Sintros, UniFirst President and Chief Executive Officer, said, "As anticipated, our overall margin in the quarter was challenged primarily by the impact of higher payroll costs partially driven by the low unemployment environment, as well as higher merchandise and related costs.  We want to thank our thousands of employee Team Partners across North America, Central America and Europe as they continue to work through these challenges and produce solid results for our Company all while striving to provide high quality service to our customers."

Core Laundry revenues in the quarter were $390.5 million, up 4.5% from the first quarter of the prior year. Organic revenue growth, which excludes the estimated effect of acquisitions as well as fluctuations in the Canadian dollar, was 4.1%. The Core Laundry operating margin was 11.5% compared to 12.4% in the first quarter of the prior year. The segment's operating margin was impacted by continuing wage pressures in its production and service payroll as well as higher merchandise amortization, energy and depreciation expense as a percentage of revenues. These items were partially offset by the $3.0 million gain from the settlement of environmental litigation, lower healthcare claims as well as the capitalization of sales commission costs due to the adoption of new revenue accounting guidance in the first quarter of fiscal 2019.

Revenues from our Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $34.4 million in the quarter, an increase of 21.2% compared to the same period a year ago. This segment’s results can vary significantly due to seasonality and the timing of reactor outages and projects. This segment's top-line benefited from acquisitions in fiscal 2018 that increased quarterly revenues by 11.3%, increased outage and project-based activity at the segment’s Canadian customers and solid growth from its cleanroom division. Specialty Garments' operating margin decreased from 15.7% in the prior year to 13.0% in the first quarter of fiscal 2019 primarily due to higher costs related to its 2018 acquisitions as well as higher production payroll, merchandise amortization and casualty claims expense as a percentage of revenues.

UniFirst continues to maintain a strong balance sheet with no long-term debt and significant cash balances. At the end of the Company's first quarter of fiscal 2019, cash, cash equivalents and short-term investments totaled $276.5 million.

Share Repurchase Program

On January 2, 2019, the Company's Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $100.0 million of its outstanding shares of common stock.  Repurchases made under the program, if any, will be made in either the open market or in privately negotiated transactions. The timing, manner, price and amount of any repurchases will depend on a variety of factors and may be suspended or discontinued at any time.

CRM-Related Settlement Agreement

During fiscal 2017, UniFirst recorded a pre-tax non-cash impairment charge of $55.8 million when it was determined that it was not probable the version of the Customer Relationship Management (“CRM”) system that was being developed would be completed and placed into service. On December 28, 2018, the Company entered into a settlement agreement with its lead contractor for the version of the CRM system with respect to which the Company recorded the impairment charge. As part of the settlement agreement, the Company will record a gain of $20.3 million in its second fiscal quarter of 2019, which includes the Company’s receipt of a one-time cash payment in the amount of $13.0 million as well as the forgiveness of amounts previously due the contractor.

Outlook

Mr. Sintros continued, “At this time, we continue to expect our fiscal 2019 revenues to be between $1.765 billion and $1.785 billion, however, due to the increases that we are experiencing primarily in our payroll costs and merchandise amortization we now expect full year diluted earnings per share to be between $6.65 and $6.90. This guidance excludes the impact of the CRM-related settlement agreement and as a reminder, our guidance for fiscal 2019 includes one extra week of operations compared to fiscal 2018 due to the timing of our fiscal calendar."

Conference Call Information

UniFirst will hold a conference call today at 9:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with more than 250 service locations, over 300,000 customer locations, and 14,000-plus employee Team Partners, the company outfits nearly 2 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information, contact UniFirst at 800.455.7654 or visit www.unifirst.com.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” “strategy,” “objective,” “assume,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, the performance and success of our Chief Executive Officer, uncertainties caused by adverse economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, our ability to compete successfully without any significant degradation in our margin rates, seasonal and quarterly fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the impact of the recently passed U.S. tax reform on our business, results of operations and financial condition, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil and natural gas prices, the continuing increase in domestic healthcare costs, including the impact of the Affordable Care Act, our ability to retain and grow our customer base, demand and prices for our products and services, fluctuations in our Specialty Garments business, instability in Mexico and Nicaragua where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate a new customer relationship management (CRM) computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with any changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, our efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions, our ability to successfully implement our business strategies and processes, including our capital allocation strategies, and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 25, 2018 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which they are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

(In thousands, except per share data)	Thirteen weeks ended November 24, 2018	Thirteen weeks ended November 25, 2017

Revenues	$438,550	$415,778

Operating expenses:
Cost of revenues (1)	277,049	253,650
Selling and administrative expenses (1)	85,959	87,510
Depreciation and amortization	25,116	22,707
Total operating expenses	388,124	363,867

Operating income	50,426	51,911

Other (income) expense:
Interest income, net	(1,705)	(1,276)
Other expense, net	172	154
Total other income, net	(1,533)	(1,122)

Income before income taxes	51,959	53,033
Provision for income taxes	13,639	18,827

Net income	$38,320	$34,206

Income per share – Basic:
Common Stock	$2.08	$1.77
Class B Common Stock	$1.67	$1.42

Income per share – Diluted:
Common Stock	$1.99	$1.67

Income allocated to – Basic:
Common Stock	$32,137	$27,384
Class B Common Stock	$6,183	$6,822

Income allocated to – Diluted:
Common Stock	$38,320	$34,206

Weighted average number of shares outstanding – Basic:
Common Stock	15,432	15,462
Class B Common Stock	3,710	4,816

Weighted average number of shares outstanding – Diluted:
Common Stock	19,302	20,434

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	November 24, 2018	August 25, 2018
Assets
Current assets:
Cash, cash equivalents and short-term investments	$276,536	$270,512
Receivables, net	212,655	200,797
Inventories	91,154	90,176
Rental merchandise in service	178,636	174,392
Prepaid taxes	11,578	27,024
Prepaid expenses and other current assets	38,854	21,899

Total current assets	809,413	784,800

Property, plant and equipment, net	558,442	559,576
Goodwill	397,296	397,422
Customer contracts and other intangible assets, net	67,536	70,904
Deferred income taxes	423	425
Other assets	74,048	30,259

	$1,907,158	$1,843,386

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$71,987	$73,500
Accrued liabilities	104,712	124,225
Accrued taxes	—	736

Total current liabilities	176,699	198,461

Long-term liabilities:
Accrued liabilities	104,124	105,888
Accrued and deferred income taxes	86,837	74,070

Total long-term liabilities	190,961	179,958

Shareholders’ equity:
Common Stock	1,543	1,543
Class B Common Stock	371	371
Capital surplus	84,015	82,973
Retained earnings	1,480,922	1,405,239
Accumulated other comprehensive loss	(27,353)	(25,159)

Total shareholders’ equity	1,539,498	1,464,967

	$1,907,158	$1,843,386

UniFirst Corporation and Subsidiaries
Detail of Operating Results
(Unaudited)

Revenues

(In thousands, except percentages)	Thirteen weeks ended November 24, 2018	Thirteen weeks ended November 25, 2017	Dollar Change	Percent Change

Core Laundry Operations	$390,477	$373,796	$16,681	4.5%
Specialty Garments	34,448	28,427	6,021	21.2%
First Aid	13,625	13,555	70	0.5%
Consolidated total	$438,550	$415,778	$22,772	5.5%

Operating Income

(In thousands, except percentages)	Thirteen weeks ended November 24, 2018	Thirteen weeks ended November 25, 2017	Dollar Change	Percent Change

Core Laundry Operations	$44,782	$46,358	$(1,576)	(3.4)%
Specialty Garments	4,470	4,477	(7)	(0.2)%
First Aid	1,174	1,076	98	9.1%
Consolidated total	$50,426	$51,911	$(1,485)	(2.9)%

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Thirteen weeks ended November 24, 2018	Thirteen weeks ended November 25, 2017
Cash flows from operating activities:
Net income	$38,320	$34,206
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	21,795	19,540
Amortization of intangible assets	3,321	3,167
Amortization of deferred financing costs	28	28
Gain on sale of assets	(19)	—
Share-based compensation	1,182	1,114
Accretion on environmental contingencies	189	173
Accretion on asset retirement obligations	220	240
Deferred income taxes	(497)	2,031
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	(12,165)	(12,879)
Inventories	(1,061)	(2,882)
Rental merchandise in service	(4,513)	(82)
Prepaid expenses and other current assets and Other assets	(6,884)	(4,901)
Accounts payable	(1,264)	(1,092)
Accrued liabilities	(19,651)	(7,456)
Prepaid and accrued income taxes	13,256	16,420
Net cash provided by operating activities	32,257	47,627

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(2,671)
Capital expenditures	(23,285)	(19,033)
Proceeds from sale of assets	90	—
Other	33	318
Net cash used in investing activities	(23,162)	(21,386)

Cash flows from financing activities:
Proceeds from exercise of share-based awards	—	267
Taxes withheld and paid related to net share settlement of equity awards	(140)	(522)
Payment of cash dividends	(2,070)	(726)
Net cash used in financing activities	(2,210)	(981)

Effect of exchange rate changes	(861)	(976)

Net increase in cash, cash equivalents and short-term investments	6,024	24,284
Cash, cash equivalents and short-term investments at beginning of period	270,512	349,752

Cash, cash equivalents and short-term investments at end of period	$276,536	$374,036